                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 24, 2001

Contact: John Breed
         (713) 209-8835

                COOPER INDUSTRIES REPORTS SECOND-QUARTER EARNINGS
                              OF 72 CENTS PER SHARE
                 RESULTS CONSISTENT WITH RECENT COMPANY GUIDANCE

HOUSTON, TX, July 24 -- Cooper Industries, Inc. (NYSE:CBE) today reported second-quarter net income of $68.0 million, or $.72 per share (diluted), compared with net income of $92.9 million, or $.99 per share, for the second quarter of 2000. Revenues for the second quarter 2001 were $1.07 billion, compared with $1.17 billion for the same period last year. Operating earnings for the second quarter 2001 were $127.0 million, compared with $169.6 million for the second quarter 2000.

         "Cooper's results for the second quarter reflect the impact of one of the most severe economic slowdowns that Cooper, and the entire U.S. manufacturing sector, has experienced in many years," said H. John Riley, Jr., chairman, president and chief executive officer. "However, during the quarter we continued to implement aggressive - and successful - initiatives to improve the performance of our business platforms in the face of deteriorated marketplace conditions.

         "Our results quarter-over-quarter in 2001 clearly indicate that the cost-reduction and rationalization efforts we are employing are stabilizing and strengthening our businesses," continued Riley. "Operating earnings as a percent of revenues increased from 10.2 percent in the first quarter of 2001 to 11.8 percent in the 2001 second quarter. Accelerated headcount reductions and stringent control over discretionary spending and capital expenditures also are fortifying cash flow and favorably impacting debt levels. Free cash flow during the 2001 second quarter was $148 million before dividends. As a result, our debt-to-total-capitalization ratio at June 30, 2001, was 42.6 percent, down from
45.2 percent at March 31, 2001.

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COOPER INDUSTRIES

         "These positive developments reflect the disciplined execution of a management strategy that is not only sustaining the Company in a difficult environment, but, more importantly, positioning the Company to excel when markets begin to recover."

         Earnings per share for the first half of 2001 were $1.32, compared with $1.88 for the same period last year. Net income for the first six months of 2001 was $124.4 million, compared with $176.8 million for the first half of 2000. Revenues for the first six months of 2001 were $2.17 billion, compared with $2.20 billion for the same period in 2000. Operating earnings for the first half of 2001 were $238.9 million, compared with $317.0 million for the first half of 2000.

                               ELECTRICAL PRODUCTS

         Second-quarter 2001 revenues from the Electrical Products segment were $879.9 million, compared with $961.6 million for the 2000 second quarter. Segment operating earnings for the quarter were $112.9 million, compared with $152.5 million for the same period in 2000. Second-quarter 2001 operating margins were 12.8 percent, up from 11.3 percent in the first quarter 2001, reflecting the effects of aggressive cost-reduction actions.

         Cooper's hazardous-duty electrical products businesses showed improvement during the quarter as increased capital spending in the energy and petrochemical sectors modestly spurred project activity. Positive economic indicators in these sectors are encouraging. Faced with continuing softness in domestic retail and industrial markets and slowing commercial and residential construction, revenues in Cooper's lighting and wiring devices businesses declined during the quarter. Cooper's electrical and electronic circuit protection and telecommunications products businesses continue to be challenged by very weak end-user demand and distributors' efforts to rationalize inventory levels. Revenues declined in Cooper's power systems business due to continued marketplace uncertainty, as utilities reevaluate investments to upgrade the reliability of electrical distribution infrastructure in the face of rising energy costs.

         Performance for the Company's European lighting and security businesses has been strengthened as a result of a recently completed reorganization. These businesses now are well positioned to aggressively pursue increased market penetration despite warnings of a weakening European economy.


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         Six-month 2001 revenues for the segment were $1.79 billion, compared with $1.80 billion for the same period in 2000. Segment operating earnings for the first half of 2001 were $215.5 million, compared with $285.7 million for the first half of last year.

                                TOOLS & HARDWARE

         Second-quarter revenues for the Tools & Hardware segment were $193.1 million, compared with $206.6 million for the same period last year. An increase in assembly equipment revenues was more than offset by lower sales of hand tools and power tools due to continued softness in North American markets. Second-quarter 2001 operating earnings for the segment were $21.5 million, compared with $24.6 million for the second quarter of 2000. Operating margins increased to 11.1 percent in the 2001 second quarter, improved from 9.1 percent in the first quarter of 2001.

         Revenues during the first half of 2001 for the Tools & Hardware segment were $378.2 million, compared with $406.4 million for the first six months of 2000. Operating earnings for the first half of 2001 were $38.4 million, compared with $46.6 million for the same period last year.

         "Despite extremely challenging economic conditions during the second quarter, we achieved our revised earnings objectives," said Riley. "We are taking concerted actions to ensure that we are maintaining high levels of customer service and operating at the highest efficiencies possible in these circumstances. More importantly, we are continuing to implement significant internal growth programs that will strengthen our businesses, provide distinct long-term competitive advantages and further improve customer responsiveness. These programs include our Strategic Sourcing initiative, our broad-based Cooper Connection distributor-relationship program and our efforts to move production to lower-cost geographic regions. Cooper has an excellent product portfolio, financial strength, solid business fundamentals and a loyal and varied customer base. Together, these attributes position Cooper to maximize value for our shareholders."

         During the quarter, Cooper announced its intention to reorganize the Company and change its place of incorporation from Ohio to Bermuda. This change in legal domicile is expected to position the Company to take advantage of business, financial and strategic opportunities that are not available under the current structure. A Special Meeting of Shareholders has been called for August 30, 2001, to approve the reorganization.

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


         "The initiatives we have put into place - including our proposed reorganization - will have a significant, positive and lasting impact on the Company," continued Riley. "These actions will enhance the underlying strength of our businesses, position us to sustain solid performance levels through the duration of the current economic slowdown and provide a strong platform for long-term cash generation and earnings growth. At this point, we take no exception to conventional wisdom which forecasts that current market conditions will not improve until 2002. Despite this, we expect to build on the positive momentum we have generated this quarter, and to continue to produce margin and earnings improvements into the third and fourth quarters of 2001."

         Cooper Industries, with 2000 revenues of $4.5 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the Company's Internet site:
www.cooperindustries.com.

         Comparisons of 2001 and 2000 second-quarter and year-to-date results appear on the following pages.

         Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, including but not limited to: 1) the pace of recovery of the domestic economy; 2) the level of market demand for the Company's products and improvement in electronic and telecommunications sectors; 3) the rate at which benefits are realized from cost-reduction programs recently completed, currently under way or to be initiated in the near future; 4) competitive pressures and future global economic conditions; and 5) approval of the reorganization plan by the Company's shareholders and the ability to realize the benefits of the reorganization.

         Further information regarding these and other risk factors is set forth in Cooper's filings with the Securities and Exchange Commission, including Cooper's Annual Report on Form 10-K.

         Cooper will hold a conference call at 12:00 p.m. (Eastern) today, to provide shareholders and other interested parties an overview of the Company's second-quarter financial performance. Those who wish to hear the conference call may listen by telephone by dialing (212) 896-6115, or over the Internet through the Investor Center section of the Company's Internet site. A replay will be available by telephone until 5:00 p.m. EST on July 30, 2001, and over the Internet until August 7, 2001. The telephone number to access the replay is
(800) 633-8284, and the access code number is 19256525.

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

                       CONSOLIDATED RESULTS OF OPERATIONS

                                                        Quarter Ended June 30,
                                                      --------------------------
                                                        2001             2000
                                                      ---------        ---------
                                                    (in millions where applicable)

Revenues                                              $ 1,073.0        $ 1,168.2

Cost of sales                                             744.7            794.5
Selling and administrative expenses                       186.0            189.4
Goodwill amortization                                      15.3             14.7
                                                      ---------        ---------
Operating earnings                                        127.0            169.6

Interest expense                                           22.4             26.6
                                                      ---------        ---------
       Income Before Income Taxes                         104.6            143.0
Income taxes                                               36.6             50.1
                                                      ---------        ---------
       Net Income                                     $    68.0        $    92.9
                                                      =========        =========
Net Income Per Common Share:
       Basic                                          $     .72        $    1.00
                                                      =========        =========
       Diluted                                        $     .72        $     .99
                                                      =========        =========
Shares Utilized in Computation
   of Income Per Common Share:
         Basic                                     93.9 MILLION     93.3 million
         Diluted                                   94.6 MILLION     93.9 million



                             PERCENTAGE OF REVENUES

                                                       Quarter Ended June 30,
                                                      -----------------------
                                                       2001             2000
                                                       ----             ----
Revenues                                              100.0%           100.0%
Cost of sales                                          69.4%            68.0%
Selling and administrative expenses                    17.3%            16.2%
Operating earnings                                     11.8%            14.5%
Income Before Income Taxes                              9.7%            12.2%
Net Income                                              6.3%             8.0%



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


                 CONSOLIDATED RESULTS OF OPERATIONS (CONTINUED)

              ADDITIONAL INFORMATION FOR THE QUARTER ENDED JUNE 30

                               SEGMENT INFORMATION


                                                        Quarter Ended June 30,
                                                     ---------------------------
                                                        2001             2000
                                                     ----------        ---------
                                                            (in millions)
Revenues:
   Electrical Products                               $    879.9        $   961.6
   Tools & Hardware                                       193.1            206.6
                                                     ----------        ---------
       Total                                         $  1,073.0        $ 1,168.2
                                                     ==========        =========

Segment Operating Earnings:
   Electrical Products                               $    112.9        $   152.5
   Tools & Hardware                                        21.5             24.6
                                                     ----------        ---------
       Total                                              134.4            177.1

General Corporate Expense                                   7.4              7.5
Interest Expense                                           22.4             26.6
                                                     ----------        ---------
Income Before Income Taxes                           $    104.6        $   143.0
                                                     ==========        =========



                                                       Quarter Ended June 30,
                                                     --------------------------
                                                     2001                  2000
                                                     ----                  ----
Return on Sales: (1)
   Electrical Products                               12.8%                 15.9%
   Tools & Hardware                                  11.1%                 11.9%
       Total Segments                                12.5%                 15.2%



(1) Adjusting for recent acquisitions, return on sales for the quarter in 2001 was 12.9% for Electrical Products and 11.1% for Tools & Hardware. Return on sales in 2001 for the total of the segments was 12.6%.

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


                       CONSOLIDATED RESULTS OF OPERATIONS


                                                       Six Months Ended June 30,
                                                       -------------------------
                                                         2001             2000
                                                       --------         --------
                                                    (in millions where applicable)

Revenues                                               $2,168.1         $2,207.1

Cost of sales                                           1,513.6          1,496.2
Selling and administrative expenses                       385.5            365.8
Goodwill amortization                                      30.1             28.1
                                                       --------         --------
Operating earnings                                        238.9            317.0

Interest expense                                           47.5             44.9
                                                       --------         --------

       Income Before Income Taxes                         191.4            272.1
Income taxes                                               67.0             95.3
                                                       --------         --------
       Net Income                                      $  124.4         $  176.8
                                                       ========         ========

Net Income Per Common Share:
       Basic                                           $   1.32         $   1.89
                                                       ========         ========
       Diluted                                         $   1.32         $   1.88
                                                       ========         ========

Shares Utilized in Computation
   of Income Per Common Share:
         Basic                                     93.9 MILLION     93.5 million
         Diluted                                   94.6 MILLION     94.2 million


                             PERCENTAGE OF REVENUES


                                                     Six Months Ended June 30,
                                                     -------------------------
                                                       2001             2000
                                                       ----             ----
Revenues                                              100.0%           100.0%
Cost of sales                                          69.8%            67.8%
Selling and administrative expenses                    17.8%            16.6%
Operating earnings                                     11.0%            14.4%
Income Before Income Taxes                              8.8%            12.3%
Net Income                                              5.7%             8.0%


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


                 CONSOLIDATED RESULTS OF OPERATIONS (CONTINUED)

             ADDITIONAL INFORMATION FOR THE SIX MONTHS ENDED JUNE 30

                               SEGMENT INFORMATION




                                                      Six Months Ended June 30,
                                                     ---------------------------
                                                       2001               2000
                                                     --------           --------
                                                   (in millions where applicable)

Revenues:
   Electrical Products                               $1,789.9           $1,800.7
   Tools & Hardware                                     378.2              406.4
                                                     --------           --------
       Total                                         $2,168.1           $2,207.1
                                                     ========           ========

Segment Operating Earnings:
   Electrical Products                               $  215.5           $  285.7
   Tools & Hardware                                      38.4               46.6
                                                     --------           --------
       Total                                            253.9              332.3

General Corporate Expense                                15.0               15.3
Interest Expense                                         47.5               44.9
                                                     --------           --------
Income Before Income Taxes                           $  191.4           $  272.1
                                                     ========           ========


                                                       Six Months Ended June 30,
                                                      --------------------------
                                                       2001                2000
                                                       ----                ----
Return on Sales: (1)
   Electrical Products                                 12.0%               15.9%
   Tools & Hardware                                    10.2%               11.5%
       Total Segments                                  11.7%               15.1%


(1) Adjusting for recent acquisitions, return on sales for the first six months in 2001 was 12.6% for Electrical Products and 10.2% for Tools & Hardware. Return on sales in 2001 for the total of the segments was 12.1%.

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